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Exhibit 21.1

CUBIST PHARMACEUTICALS, INC.

        The following is a list of subsidiaries of the Company as of December 31, 2010:

Subsidiary	Jurisdiction of Incorporation	Name Under Which Does Business (if Different)
Cubist Pharmaceuticals Holdings, Inc.	Delaware
Cubist Pharmaceuticals U.S.	Massachusetts
Cubist Pharmaceuticals (UK) Ltd.	England and Wales
Cubist Pharmaceuticals GmbH	Switzerland
Illumigen BioSciences, Inc.	Washington
Calixa Therapeutics Inc.	Delaware
Calixa U.K. Ltd.	England and Wales

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  Exhibit 21.1
CUBIST PHARMACEUTICALS, INC.